October 5, 2006

COMPANY PRESS RELEASE

PRIME COMPANIES, INC. ENHANCES ITS BALANCE SHEET BY SUCCESSFULLY OBTAINING RELIEF FROM A GUARANTOR POSITION IN A CERTAIN LOAN OBTAINED BY ITS SUBSIDIARY LMDS COMMUNICATIONS, INC.

YUBA CITY, CALIFORNIA (PR NEWSWIRE) October 05, 2006 Prime Companies, Inc. (OTC: PRMC.PK) announces that it has entered into an agreement with The Rural Utilities Service, a branch of the U. S. Department of Agriculture to retire a certain loan obtained by its subsidiary LMDS Communications, Inc. and therefore relinquishing itself of its position of guarantor on said defaulted loan. By virtue of the agreement, Prime Companies, Inc. realizes the benefit of relieving itself of over $2,100,000 in debt. This allows for a balance sheet enhancement furthering the opportunity for Prime Companies, Inc. to raise the necessary capital to allow it to move forward in the aggressive implementation of its business plan.

Norbert J. Lima, President and CEO of Prime Companies, Inc. is quoted as saying "This is the key to our future success! The much improved balance sheet will represent a sound foundation on which to build an economically sound business case to raise the capital to implement our business plan and grow the company and its shareholder value. This truly is the break we have been searching for during the last two years. Success is now ours to achieve."

About PRIME COMPANIES, INC.:

Prime Companies, Inc., through its wholly owned subsidiary Nacc-Tel, Corp, currently provides Broadband and telecommunications services (Voice and Data) to both commercial and consumer customers in the Northern California market area. The services offered include, Broadband, Data Networks, Interconnect, Voice over IP (VOIP), and Voicemail Services.

Statements in this news release regarding Prime Companies, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statement to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995.   The following factors, among others, could cause Prime Companies, Inc.'s actual results to differ materially from those described in a forward-looking statement: limited history of offering Prime Companies, Inc.'s services in its current form; history of losses; increasing competition from existing or new competitors; increased telecommunications costs resulting from the expansion of Prime Companies, Inc.'s services; rapid technological change; possible unavailability of financing as and if needed; dependence on a limited number of vendors, including without limitation third-party vendors for the provision and roll-out of the Prime Companies, Inc. broadband service; inability to achieve telecommunication cost savings through efficient hardware utilization; possible industry consolidation; and potential fluctuations in quarterly and annual results. This list is intended to identify only certain of the principal
factors that could cause actual results to differ.   Readers are referred to the
reports and documents filed by Prime Companies, Inc. with the Securities and Exchange Commission for a discussion of these and other important risk factors.

CONTACT:

Prime Companies, Inc.
Norbert J. Lima
President and CEO
409 Center Street
Yuba City, CA  95991-4500
(530) 755-3580